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Exhibit 3.4

ARTICLES OF MERGER OF
CUBE ACQUISITION CORP. (a Texas corporation)
with and into
PACKAGED ICE, INC. (a Texas corporation)

        Pursuant to the provisions of Article 5.04 of the Texas Business Corporation Act ("TBCA"), the undersigned corporations certify the following Articles of Merger ("Articles") adopted for the purpose of effecting a merger in accordance with the provisions of Part Five of the TBCA:

        1.     The name of each of the entities that are a party to the Agreement and Plan of Merger (the "Plan"), the type of such entities and the law under which such entities are organized are:

Name of Corporation	Type of Entity	State
Cube Acquisition Corp.	Corporation	Texas
Packaged Ice, Inc.	Corporation	Texas
CAC Holdings Corp.	Corporation	Delaware

        2.     The Plan was approved and adopted in accordance with the provisions of Article 5.03 of the TBCA providing for the merger of Cube Acquisition Corp. with and into Packaged Ice, Inc. (the "Surviving Corporation" and collectively with Cube Acquisition Corp. and CAC Holdings Corp., the "Corporations"), and resulting in the Surviving Corporation, a Texas corporation, being the surviving entity in the merger.

        3.     An executed copy of the Plan is on file at the principal place of business of the Surviving Corporation, located at 3535 Travis Street, Suite 170, Dallas, Texas 75204. A copy of the Plan will be furnished by such entity, on written request and without cost, to any shareholder of the Corporations.

        4.     The Articles of Incorporation of Cube Acquisition Corp. in effect immediately prior to the Effective Time, as defined in the Plan, shall constitute the Articles of Incorporation of the Surviving Corporation until further amended, altered or repealed in the manner provided by law.

        5.     The only amendment to the Articles of Incorporation of any domestic or foreign surviving corporation is the following: The Articles of Incorporation of the Surviving Corporation will be amended to change the company's name as set forth therein from Cube Acquisition Corp. to Reddy Ice Group, Inc.

        6.     As to the undersigned domestic corporations, the approval of whose shareholders is required, the number of outstanding shares of each class or series of stock of such corporation entitled to vote, with other shares or as a class, on the Plan are as follows:

Name of Corporation	Number of Shares Outstanding	Class or Series	Number of Shares Entitled to Vote as a Class or Series
Cube Acquisition Corp.	100	Common	0
Packaged Ice, Inc.	20,157,304	Common	0

        7.     As to the undersigned domestic corporations, the approval of whose shareholders is required, the number of shares, not entitled to vote only as a class, voted for and against the Plan, respectively, are as follows:

Name of Corporation	Total Voted For	Total Voted Against	Class or Series
Cube Acquisition Corp.	100	0	Common
Packaged Ice, Inc.			Common

        8.     The Plan and the performance of its terms were duly authorized by all action required by the laws under which each domestic and foreign corporation or other entity that is a party to the Plan was incorporated or organized and by their constituent documents.

        9.     The Surviving Corporation is responsible for and will be obligated to pay any fees or franchise taxes required by law to be paid that have not been paid.

[Signature Page to Follow]

[Signature Page to the Articles of Merger of
Cube Acquisition Corp. with and into Packaged Ice, Inc.]

Dated: August 15, 2003

CUBE ACQUISITION CORP.
By:	/s/ STEVEN A. FLYER
Name:	Steven A. Flyer
Title:	President
By:	/s/ DAVID E. KING
Name:	David E. King
Title:	Vice President and Secretary
PACKAGED ICE, INC.
By:	/s/ JIMMY C. WEAVER
Name:	Jimmy C. Weaver
Title:	President and Chief Operating Officer

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  Exhibit 3.4
ARTICLES OF MERGER OF CUBE ACQUISITION CORP. (a Texas corporation) with and into PACKAGED ICE, INC. (a Texas corporation)